UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VIVUS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 5, 2013, VIVUS, Inc., or the Company or VIVUS, issued a press release regarding reports issued by Institutional Shareholder Services and Glass Lewis & Co. and urging VIVUS’s stockholders to vote for the Company’s director nominees at the Company’s 2013 Annual Meeting of Stockholders.  A copy of the press release is attached as Exhibit 1.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the Securities and Exchange Commission, or the SEC, in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

Exhibit 1

VIVUS, Inc.	Proxy Solicitor:
Timothy E. Morris	Morrow & Co., LLC
Chief Financial Officer	Joseph J. Mills
morris@vivus.com	jmills@morrowco.com
203-658-9423

Investor Relations:	Media Relations:
The Trout Group	Joele Frank, Wilkinson Brimmer Katcher
Brian Korb	Matthew Sherman
bkorb@troutgroup.com	msherman@joelefrank.com
646-378-2923	212-355-4449

TWO LEADING PROXY ADVISORY FIRMS REJECT FMC’S ATTEMPT
TO TAKE CONTROL OF VIVUS’S BOARD

ISS Supports Majority of VIVUS’s Directors Retaining Control

Glass Lewis Recommends Stockholders Do Not Vote

for Any FMC Nominees

Glass Lewis Notes VIVUS is “Making Encouraging Progress
to Improve Reimbursement, Distribution and Awareness of Qysmia”(1)

VIVUS Urges Stockholders to Vote for ALL of the Company’s Nominees

on the GOLD Proxy Card Today

MOUNTAIN VIEW, Calif., July 5, 2013 — VIVUS, Inc. (NASDAQ:VVUS) (the “Company”), a pharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health, today issued the following statement in response to reports by Institutional Shareholder Services (ISS) and Glass Lewis & Co. (Glass Lewis) regarding VIVUS’s 2013 Annual Meeting of Stockholders to be held on July 15, 2013:

We are pleased that ISS and Glass Lewis support the election of the majority of VIVUS’s director nominees and recommend that stockholders reject First Manhattan Co.’s (“FMC”) attempt to take control of VIVUS.  In its July 3, 2013 report, ISS recognized VIVUS’s successful execution and stated that “Vivus’ management team has made progress over the past year in spite of the unexpectedly severe impact of the REMS restrictions on Qsymia’s product launch last July. The company was able to get the REMS restriction lifted this year, as well as successfully raise additional capital and negotiate reimbursements with private insurers to increase coverage to 36% of the target population. It also made some less quantifiable but nonetheless significant and notable strides in establishing the medical obesity market for Qsymia in the US.”(1)

Glass Lewis shares our strong belief that FMC is creating unnecessary risk for our stockholders, and, in its July 2, 2013 report, said that it believes that it is “unlikely that adding Dissident Nominees to the Company’s board would lead to a more favorable regulatory outcome.”(1) Furthermore, Glass Lewis recommends that stockholders do not vote for all nine of the nominees proposed by FMC.

As recognized by both Glass Lewis and ISS, the VIVUS Board and management team have made substantial progress in laying the foundation for Qsymia and have a clear plan to build a successful brand.  VIVUS’s progress has not gone without notice.  Glass Lewis stated that VIVUS is “making encouraging progress to improve reimbursement, distribution and awareness of [Qsymia], factors that are likely to have a material impact on sales.”(1)  In its report, Glass Lewis also highlighted that “Given the Company’s success in achieving regulatory approval for Qsymia in the U.S. and for Stendra in the E.U., we believe the existing board and management have established a credible track record with the approvals process.  Further, the Company states that it regularly consults with a range of advisors including former members of the European Medicines Agency and, in this case, we find it unlikely that adding Dissident Nominees to the Company’s board would lead to a more favorable regulatory outcome.”(1)

VIVUS firmly believes that FMC’s nominees, if elected, would jeopardize the progress the Company is making to position Qsymia as the leading drug for medical obesity.  In its July 3, 2013 report, ISS stated that FMC’s nominees have “minimal relevant experience. Most of the nominees do not have any experience in obesity drugs or pharmaceutical commercialization, and this lack of skills would create an unnecessary risk for Vivus’ other shareholders.”(1)

In contrast, the VIVUS Board is comprised of proven leaders in the healthcare industry with invaluable experience in pharmaceutical drug development, operations and commercialization.  FMC has no plan and is advocating ideas no different from what the VIVUS Board and management team are already doing.  VIVUS believes that supporting FMC would throw the Company into turmoil at a critical juncture, derail the Company’s recent progress and put stockholders’ investment in VIVUS at risk.

Although the FMC director nominees, if elected, will have fiduciary obligations to the Company’s stockholders, we strongly believe it is not in the best interests of VIVUS stockholders for the entire slate of director nominees to be selected by a minority stockholder.  We strongly believe that a vote for FMC is a vote for risk, and we therefore urge stockholders to vote for the VIVUS nominees on the GOLD proxy card today.

The VIVUS Board of Directors unanimously recommends that stockholders vote “FOR” all of the Company’s experienced and highly qualified directors on the GOLD proxy card. Stockholders are encouraged to vote today by Internet, by telephone or by signing, dating and returning the GOLD proxy card.

VIVUS stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own.  Stockholders should also be aware that a vote cast on FMC’s white proxy card does not vote for any of VIVUS’s nominees, even if stockholders only vote for three of FMC’s nominees and withhold from the remaining FMC nominees.  If stockholders want to ensure that their vote does not inadvertently turn full control of the Board over to FMC, they should cast their vote on the Company’s GOLD proxy card.  For assistance in casting your vote for VIVUS’s director nominees, please contact Morrow & Co., who is assisting VIVUS in connection with this year’s Annual Meeting, at (800) 662-5200 or (203) 658-9400.

(1)  Permission to use quotations neither sought nor obtained.

If stockholders have any questions or would like assistance

in voting the GOLD proxy card please contact:

Call Toll Free: (800) 607-0088

Call Collect: (203) 658-9400

E-mail: vivusinfo@morrowco.com

Deutsche Bank Securities Inc. is serving as financial advisor, Hogan Lovells US LLP is serving as legal advisor, and Morrow & Co., LLC is serving as proxy solicitor to the Company.

About Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA™, or avanafil, is approved by the FDA for the treatment of erectile dysfunction, or ED, in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and under the trade name SPEDRA™ in the EU and other territories outside the U.S. Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian Pacific Rim countries.

VIVUS is currently in discussions with potential partners to commercialize STENDRA in the United States and other territories throughout the world.

It is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day. For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission (the “SEC”).

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.